GATEWAY FINANCIAL HOLDINGS, INC.
1580 Laskin Road
Virginia Beach, Virginia 23451
Telephone: (757) 422-4055

Notice of Annual Meeting of Shareholders
Wednesday, May 30, 2007

To the Shareholders:
     The 2007 Annual Meeting of the Shareholders of Gateway Financial Holdings, Inc. (the “Company”) will be held:
•	Wednesday, May 30, 2007

•	2:00 p.m. (local time)

•	The Jefferson Hotel 101 West Franklin Street Richmond, Virginia
or at any adjournments thereof, for the following purposes:
•	To consider approval of the Agreement and Plan of Reorganization and Merger with The Bank of Richmond, N.A., dated as of January 10, 2207 whereby The Bank of Richmond will be merged with and into Gateway Bank & Trust Co.

•	To elect five directors to serve three-year terms until the Annual Meeting in 2010, or until their successors are elected and qualified.

•	To consider approval of a proposal to amend the Company’s Bylaws to increase the maximum number of directors from fifteen to seventeen.

•	If other proposals are approved, to elect one director to serve a one-year term until the Annual Meeting in 2008, or until his successor is elected and qualified.

•	To consider approval of a proposal to amend the Company’s Articles of Incorporation to increase the authorized number of shares of common stock from 20,000,000 to 30,000,000.

•	To transact such other businesses as may properly come before the meeting or any adjournments thereof.
     Shareholders of record at the close of business on March 30, 2007, are entitled to notice of the meeting and to vote at the meeting and any adjournments thereof. The Company’s stock transfer books will not be closed. Please vote the enclosed appointment of proxy using one of the methods described in the enclosed proxy statement. As many shares as possible should be represented at the meeting, and so even if you expect to attend the meeting, please vote the enclosed appointment of proxy. By doing so, you will not give up the right to vote at the meeting. If you vote the enclosed appointment of proxy and also attend, notify the Secretary when you arrive at the meeting that you wish to vote in person, you will be given a ballot, and the Company will disregard the appointment of proxy, provided you do vote in person or otherwise validly revoke your appointment of proxy. (For more details, see the enclosed proxy statement.)

By order of the Board of Directors, D. Ben Berry, Chairman, President and Chief Executive Officer

April 5, 2006